Exhibit 5.1
[Letterhead of Dorsey & Whitney LLP]
IntegraMed America, Inc.
Two Manhattanville Road
Purchase, New York 10577-2100
Re:	Registration Statement on Form S-1 File No. 333-162276
Ladies and Gentlemen:
          We have acted as counsel to IntegraMed America, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-1 (the “Registration Statement”) relating to the offering and sale by the Company of up to 2,800,000 shares of common stock of the Company, par value $0.01 per share (including 300,000 shares to be subject to the underwriter’s over-allotment option) (the “Common Stock”).
          We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials. We have also assumed that the Common Stock will be sold for a price per share not less than the par value per share of the Common Stock, will be priced by the Pricing Committee established by the authorizing resolutions adopted by the Company’s Board of Directors in accordance with such resolutions and will be issued and sold as described in the Registration Statement.
          Based on the foregoing, we are of the opinion that the shares of Common Stock to be sold by the Company pursuant to the Registration Statement have been duly authorized by all requisite corporate action and, upon issuance, delivery and payment therefor as described in the Registration Statement, will be validly issued, fully paid and nonassessable.
          Our opinions expressed above are limited to the Delaware General Corporation Law.
          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Dated: February 4, 2010
Very truly yours,
/s/ Dorsey & Whitney LLP
SK/JBW